As filed with the Commission on April 21, 2008
Registration No. 333-135437

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM SB-2/A

REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

Post-Effective Amendment No. 3

THORIUM POWER, LTD.
(Name of small business issuer in its charter)

Nevada	1000	91-1975651
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Seth Grae
8300 Greensboro Drive, Suite 800
McLean, VA 22102
(703) 918-4904
(Address and telephone number of principal executive offices)
__________________________________________________

Copies to:

Louis A. Bevilacqua, Esq.
Joseph R. Tiano, Jr., Esq.
Thelen Reid Brown Raysman & Steiner LLP
701 8th Street, N.W.
Washington, D.C. 20001
(202) 508-4000
(Names, addresses and telephone numbers of agents for service)
__________________________________________________

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

DEREGISTRATION OF SECURITIES

On June 29, 2006, Thorium Power, Ltd. (the “Company”) filed a Registration Statement on Form SB-2 (Registration No. 333-135437) (the “Registration Statement”) with the United States Securities and Exchange Commission (the “Commission”), which registered for resale 86,576,829 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Registration Statement was declared effective on October 6, 2006. Thereafter, on May 30, 2007, the Company filed a post-effective amendment to the Registration Statement, which was declared effective on October 3, 2007. The Company filed the Registration Statement pursuant to the terms of a registration rights agreement that it entered into with certain investors (the “Selling Stockholders”) in a private placement transaction.

In accordance with the undertaking contained in the Registration Statement pursuant to Item 512 of Regulation S-B, the Company is filing this Post-Effective Amendment No. 3 to the Registration Statement to deregister all of the Shares previously registered that remain unsold under the Registration Statement as of the date hereof. The Company is deregistering these Shares because the Selling Stockholders are eligible to sell the Shares pursuant to Rule 144 of the Securities Act of 1933, as amended, without regard to volume limitations.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of McLean, State of Virginia, on the 21st day of April, 2008.

THORIUM POWER, LTD.
By:	/s/ Seth Grae
Seth Grae, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date stated.

By:	/s/ Seth Grae
Seth Grae President, Chief Executive Officer and Director (Principle Executive Officer)

By:	/s/ Larry Goldman
James Guerra Chief Financial Officer (Principle Financial and Accounting Officer)

By:	/s/ Thomas Graham, Jr.
Thomas Graham, Jr. Executive Chairman and Director

By:	/s/ Victor E. Alessi
Victor E. Alessi Director

By:	/s/ Jack D. Ladd
Jack D. Ladd Director

By:	/s/ Daniel B. Magraw
Daniel B. Magraw Director